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                                                                     EXHIBIT 12



                            COOPER INDUSTRIES, INC.
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                         (Dollar Amounts in Thousands)
                                  (Unaudited)



                                           Six Months Ended
                                               June 30,                               Year Ended December 31,
                                        ----------------------    -------------------------------------------------------------
                                           1997         1996         1996        1995         1994         1993          1992
                                        ---------    ---------    ---------    ---------    ---------    ---------    ---------
Interest Expense                        $  50,900    $  74,400    $ 142,100    $ 151,000    $  73,300    $  80,900    $  92,500

Estimated Interest Portion
  of Rent Expense                           9,800        9,103       17,362       16,865       19,289       20,701       16,178
                                        ---------    ---------    ---------    ---------    ---------    ---------    ---------
Fixed Charges                           $  60,700    $  83,503    $ 159,462    $ 167,865    $  92,589    $ 101,601    $ 108,678
                                        =========    =========    =========    =========    =========    =========    =========

Income From Continuing
  Operations Before Income Taxes        $ 295,500    $ 255,300    $ 558,000    $ 478,000    $ 504,700    $ 506,000    $ 392,100

Add:  Fixed Charges                        60,700       83,503      159,462      167,865       92,589      101,601      108,678

      Dividends From Less Than
      50% Owned Companies                      --           97          359          968          835        2,395        2,278

Less: Equity in Earnings
      of Less Than 50% Owned
      Companies                              (243)        (619)      (1,281)      (1,000)      (1,900)      (1,200)      (1,900)
                                        ---------    ---------    ---------    ---------    ---------    ---------    ---------
Earnings Before Fixed Charges           $ 355,957    $ 338,281    $ 716,540    $ 645,833    $ 596,224    $ 608,796    $ 501,156
                                        =========    =========    =========    =========    =========    =========    =========
Ratio of Earnings to Fixed Charges           5.9x         4.1x         4.5x         3.8x         6.4x         6.0x         4.6x